Exhibit 10.1

August 1, 2007

Quatech, Inc.

5675 Hudson Industrial Parkway

Hudson, Ohio 44236-5012

Attention: Steven D. Runkel, President

Re:	Reservation of Rights Letter and Loan Continuation Standstill Agreement

Dear Mr. Runkel:

Reference is made to a Credit Agreement dated July 28, 2000, as amended by a certain First Amendment to Credit Agreement dated as of March 25, 2002, a Second Amendment to Credit Agreement dated as of September 4, 2002, a Third Amendment to Credit Agreement dated November 25, 2003, a Fourth Amendment to Credit Agreement dated July 21, 2005 and a Fifth Amendment to Credit Agreement dated on or about February 2006 (as amended, the “Credit Agreement”) by and among Quatech, Inc. (fka WR Acquisitions, Inc.) (the “Borrower”), each of the Guarantors specifically, Steven D. Runkel and William J. Roberts (as defined in the Credit Agreement) and National City Bank (“Bank”). Borrower additionally has certain commercial credit card accounts with Bank. Capitalized terms used but not otherwise defined in this letter, shall have the meanings given such terms in the Credit Agreement. All the foregoing, all other evidence of Debt owing from Borrower to Bank, all security agreements and Related Writings and any amendments and supplements, collectively referred to as the “Quatech Loan Documents”.

The Revolving Note and Term Note C mature respectively August 1 and August 5, 2007 (“Maturity”). Additionally, Borrower has failed to comply with the financial covenant set forth in Section 3B.03 of the Credit Agreement for the period ended June 30, 2007 which covenant requires compliance with a Debt Service Coverage. Borrower has also failed to comply with the covenant set forth in Section 3B.02 of the Credit Agreement for the period ended June 30, 2007 which covenant requires compliance with a Senior Debt to EBITDA Ratio (the foregoing failures to comply with covenants are collectively referred to as the “Covenant Violations”). As a result of the Maturity and the Covenant Violations, Bank has or, with the mere passage of time, will have the right to exercise all rights and remedies available to Bank under the Quatech Loan Documents and under law.

The purpose of this Reservation of Rights Letter and Loan Continuation Standstill Agreement (this “Reservation of Rights Letter”) is to notify you that (x) pursuant to the terms and conditions that follow, Bank will continue to make credit available under the Revolving Note and defer exercising its rights and remedies until August 24, 2007, and (y) that by not exercising the foregoing rights at this time or any other rights, powers and remedies available to Bank under the Quatech Loan Documents, Bank does not waive, and does hereby reserve, all of its rights, powers and remedies. This Reservation of Rights Letter is not a renewal or novation of either the Revolving Note or Term Note C and shall not operate or be construed as a waiver of any right, power or remedy of Bank under the Quatech Loan Documents and under law.

Quatech, Inc.

August 1, 2007

This letter confirms that (i) the amount of Borrower’s Debt to Bank as of August 1, 2007 is the principal amount of $1, 932,000.00 on the Revolving Note and the principal amount of $279,367.00 on Term Note C plus interest on the foregoing plus the amount outstanding on certain commercial credit card accounts (“Quatech Debt”) (ii) Bank is the perfected first priority secured creditor in all assets of Quatech (iii) Quatech and each of the Guarantors requested that Bank continue to make credit available under the Revolving Note and defer exercise of its rights and remedies under the Quatech Loan Documents and applicable law, for the period from the date of this Reservation of Rights Letter to the earliest of (such period being referred to herein as the “Standstill Period”): (I) August 24, 2007, (II) repayment of the Quatech Debt in full or (III) the occurrence of a Terminating Event (as defined below), and; (iv) Bank is willing to do so under the terms and subject to the conditions set forth in this Reservation of Rights Letter. In consideration of the representations and warranties set forth below and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Representations and Warranties

A.	Quatech and Guarantors each has acknowledged and confirmed that Bank has or with the mere passage of time, will have the right to exercise all rights and remedies available to Bank under the Quatech Loan Documents and under law and that absent entry by Quatech into this Reservation of Rights Letter, the Quatech Debt is due and payable immediately with no claims, defenses, causes of action, counterclaims or offsets against Bank.

B.	Quatech has represented to Bank that based on its most recent budget and financial forecasts, it has sufficient cash to meet its operational needs during the Standstill Period.

C.	Quatech and Guarantors each hereby further represents and warrants that:

(1)	all of its representations and warranties in the Quatech Loan Documents as the same may be amended hereby, are true and complete in all respects on the date hereof with the same force and effect as if made on such date;

(2)	the Quatech Loan Documents are in full force and effect;

(3)	neither Quatech nor any Guarantor has any claims, defenses, causes of action, counterclaims or offsets against the Bank or its officers, employees, agents, directors, subsidiaries, affiliates or attorneys of any kind or nature whatsoever;

Quatech, Inc.

August 1, 2007

(4)	as of the date of this Reservation of Rights Letter all liens, security interests, assignments and pledges encumbering assets of Quatech created pursuant to or referred to in the Quatech Loan Documents or this Reservation of Rights Letter are first priority liens, security interests, assignments and pledges, continue unimpaired, are in full force and effect and secure and shall continue to secure all of the obligations described in the respective instruments in which such interests were granted;

(5)	intentionally omitted;

(6)	no violation or Event of Default under the Quatech Loan Documents and no event which, with the passage of time or the giving of notice, or both, could constitute any such default, violation or Event of Default, has occurred and is continuing, excepts the existing Covenant Violations as specified in this Reservation of Rights Letter;

(7)	no representation or warranty by Quatech or Guarantors contained in this Reservation of Rights Letter or any document, agreement or instrument referred to herein or presented to Bank as an inducement to enter into this Reservation of Rights Letter contains any untrue statements of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

(8)	the execution, delivery and performance of this Reservation of Rights Letter and any document, agreement or instrument referred to herein by Quatech will not result in the violation of any mortgage, indenture, material contract, instrument, agreement, judgment, decree, order, statute, rule or regulation to which either of Quatech or Guarantors is subject or by which it or any property is bound;

(9)	this Reservation of Rights Letter and the documents, agreements and instruments referred to herein constitute the legal, valid and binding obligations of each of Quatech and Guarantors enforceable in accordance with their terms and have been duly authorized, executed and delivered by each of Quatech and Guarantors; and

(10)	no consents or approvals are required in connection with the execution, delivery and performance by each of Quatech and Guarantors of this Reservation of Rights Letter or any documents, agreements or instruments referred to herein that have not been previously obtained.

Quatech, Inc.

August 1, 2007

D.	Each of Quatech and Guarantors hereby expressly acknowledges and confirms that the foregoing representations and warranties are being specifically relied upon by Bank as a material inducement to Bank to enter into this Reservation of Rights Letter and to forbear and defer from exercising Bank’s rights and remedies as provided for in the Quatech Loan Documents (as modified by this Reservation of Rights Letter) and seek payment of attorneys’ fees and other costs and expenses, under the Quatech Loan Documents. The foregoing representations and warranties shall survive the execution and delivery of this Reservation of Rights Letter.

Forbearance and Deferral Agreement

E.	Bank hereby agrees to continue to lend under the Revolving Note (as modified by this Reservation of Rights Letter) and to forbear from exercising rights and remedies under the Quatech Loan Documents and applicable law, and seek payment of attorneys’ fees and other costs and expenses, (which rights and remedies each of Quatech and Guarantors acknowledges and confirms that Bank is entitled to exercise), during the Standstill Period commencing on the date of this Reservation of Rights Letter and ending on the earliest to occur of: (1) August 24, 2007 (2) repayment of the Quatech Debt in full or (3) the occurrence of a Terminating Event (as defined below). Additionally, Bank will accept and Borrower shall pay interest only payments on both the Revolving Note and Term Note C, both such interest only payments being due on August 5, 2007. All Quatech Debt is due and payable on August 24, 2007.

F.	INTENTIONALLY OMITTED

G.	For purposes of this Reservation of Rights Letter, the term “Terminating Event” shall mean the occurrence of any of the following events:

(1)	the failure by Quatech to make payments in accordance with the terms of the Quatech Loan Documents (as may be modified by this Reservation of Rights Letter);

(2)	any representation and warranty made by Quatech or Guarantors in this Reservation of Rights Letter or the Quatech Loan Documents shall be untrue or incorrect in any material respect;

(3)	the occurrence of a default, violation or Event of Default under the Quatech Loan Documents, except the existing Covenant Violations as specified above;

Quatech, Inc.

August 1, 2007

(4)	the failure of Quatech or Guarantors to perform any other obligation under this Reservation of Rights Letter.

H.	Upon the occurrence of a Terminating Event, without further notice to Quatech or Guarantors or any other action on the part of Bank, all Quatech Debt shall be immediately due and payable and Bank may exercise any and all of its rights and remedies under the Quatech Loan Documents and applicable law.

Consideration for Forbearance and Deferral Agreement

A.	Quatech agrees to an “Extension Fee” of $2,500.00. The Extension Fee shall be fully earned and non-refundable as of the required payment dates. The Extension Fee shall be paid as follows: (x) immediately upon a Terminating Event and otherwise (y) on August 24, 2007. Bank shall be permitted and is hereby authorized by Borrower to debit any account of Borrower for the Extension Fee with notice to Borrower.

B.	Quatech shall seek and attempt to obtain refinancing (“Refinancing”) as described on Schedule A.

C.	The interest only payments on the Revolving Note and Term Note C as provided in this Reservation of Rights Letter shall be timely made and performance due Bank under the Quatech Loan Documents shall be timely provided

D.	In addition to any other financial reporting required by the Quatech Loan Documents, Quatech shall provide, as requested by Bank and in form and detail satisfactory to Bank, information in writing regarding the status of the Refinancing, including any letters of intent and sale agreements in draft from or otherwise.

Quatech, Inc.

August 1, 2007

E.	Quatech shall pay all costs and expenses of Bank related to or in connection with this Reservation of Rights Letter and any documents, agreements or instruments referred to herein, including, without limitation, the fees and expenses of Bank’s consultants, attorneys or other professionals. Bank shall be permitted and is hereby authorized by Borrower to debit any account of Borrower for such fees with notice to Borrower. Nothing in this Reservation of Rights Letter shall be intended or construed to hold Bank liable or responsible for any expense, liability or obligation of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses, other professionals’ fees and expenses, or other amounts payable to or on behalf of Quatech).

F.	Each of the Guarantors acknowledges consents and agrees to all the foregoing.

Release

In consideration of the accommodations being made available by Bank to or for the benefit of Quatech under this Reservation of Rights Letter, including, without limitation, the Standstill Period on the part of Bank, Quatech for itself and its agents, employees, representatives, officers, successors and assigns, does hereby remise, release and forever discharge Bank and its respective shareholders, subsidiaries, affiliates, directors, servants, agents, employees, representatives, officers, attorneys and their respective heirs, personal representatives, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, counterclaims, demands, actions and causes of action of any nature whatsoever, whether at law or in equity, including, without limitation, any of the foregoing arising out of or relating to the transactions described in this Reservation of Rights Letter or the Quatech Loan Documents, which against the Released Parties, or any of them, Quatech now has or hereafter can or may have for or by reason of any cause, matter or thing whatsoever, from the beginning of the world to the date of this Reservation of Rights Letter. In addition, Quatech agrees not to commence, join in or prosecute any suit or other proceeding in a position that is adverse to any of the Released Parties arising directly or indirectly from any of the foregoing matters.

Quatech, Inc.

August 1, 2007

Indemnification

From and after the date of this Reservation of Rights Letter, Quatech shall indemnify, defend and hold harmless Bank and its respective shareholders, subsidiaries, affiliates, directors, servants, agents, employees, representatives, officers, attorneys and their respective heirs, personal representatives, successors and assigns (severally and collectively, the “Indemnified Parties”) against and from any and all liability for, and against and from all losses or damages Indemnified Parties may suffer as a result of, any claim, demand, cost, expense, or judgment of any type, kind, character or nature (including attorneys’ fees and court costs), which Indemnified Parties shall incur or suffer as a result of (i) any act or omission of Quatech or any of its agents or representatives in connection with the transactions described in this Reservation of Rights Letter or the Quatech Loan Documents, (ii) the inaccuracy of any of the representations or warranties of Quatech or (iii) the breach of any of the respective covenants set forth herein of Quatech. This indemnification shall survive execution and delivery of this Reservation of Rights Letter.

Miscellaneous

Except as otherwise expressly provided herein, the Quatech Loan Documents, as amended, remain in full force and effect. Any default under, or breach of, the terms of this Reservation of Rights Letter shall constitute an Event of Default under, and breach of, the Quatech Loan Documents. Further, National City’s agreement to forbear from exercising its rights and remedies under the Quatech Loan Documents based on the terms and subject to the conditions set forth in this Reservation of Rights Letter shall not constitute an expressed or implied course of dealing for any future payment requirements or any other action that Bank may take in connection with, or relating to, the Quatech Loan Documents.

Quatech, Inc.

August 1, 2007

If you are in agreement with the foregoing terms and conditions, please sign all enclosed copies of this letter agreement and return them to me. Once I have signed originals from you, I will provide you with an original executed copy. Should you have any questions, please do not hesitate to call me. If acceptance is not received by August 2, 2007, then the terms contained herein shall expire and be non-binding upon National City Bank.

Sincerely,

Sharon Rader

ACCEPTANCE

QUATECH, INC. (as borrower)

BY:	/s/ Steven D. Runkel
ITS:	CEO

/s/ Steven D. Runkel	(as Guarantor)
Steven D. Runkel

/s/ William J. Roberts	(as Guarantor)
William J. Roberts